EXHIBIT 3.2

               AMENDMENT TO THE ARTICLES OF INCORPORATION
                                   FOR
                          TAIG VENTURES, INC.,
                           A Utah Corporation

  PROFIT CORPORATION ARTICLES OF AMENDMENT (U.C.A. SECTION 16-10a-1006)

                        AMENDMENT 1 - NAME CHANGE

     UPON MOTION, IT WAS APPROVED AND RESOLVED by the shareholders at an Extraordinary Meeting of the Shareholders held on December 29, 2000 at 1:00PM, that the Company change its name to Viper Networks, Inc., effective immediately.

                       AMENDMENT 2 - REVERSE SPLIT

     UPON MOTION, IT WAS APPROVED AND RESOLVED by the shareholder at an Extraordinary Meeting of the Shareholders held on December 29, 2000 at 1:00PM, to effect a reverse split of the Company's common stock on a 1 for 12 basis, resulting in roughly 3,565,710 common share issued and outstanding, post-split, effective immediately. The number of common shares authorized for issuance will remain unchanged at 100,000,000. The number of class A preferred shares authorized for issuance will remain unchanged at 100,000. The number of class B preferred shares authorized for issuance will remain unchanged at 10,000,000.

                                  QUROM

     The Chairman of the Extraordinary Meeting of Shareholders advised that the number of shareholders in person and by proxy represented at the meeting were as follows:

     Shareholders present in person:    4         36,011,125
     Shareholders present in proxy:     0               -0-

     TOTAL                              4         36,011,125

     This represents approximately 84% of the 42,788,507 shares then outstanding and eligible to vote. The Chairman then declared that a quorum was present and the Meeting properly constituted for the transaction of business. There were no dissenting votes, resulting in all 36,011,125 votes cast in favor of Amendment 1 and Amendment 2 listed above.

     IN WITNESS WHEREOF, the undersigned, being the Secretary of the Company, has executed this Amendment to the Articles of Incorporation this 11th day of January, 2001.


____________________________
Jason Sunstein, Secretary